Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Pain Therapeutics, Inc. pertaining to the 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Pain Therapeutics, Inc. of our reports dated February 10, 2007, with respect to the financial statements of Pain Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Pain Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pain Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

November 12, 2007